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                                                                     EXHIBIT 21


              LIST OF SUBSIDIARIES OF CHASE BRASS INDUSTRIES, INC.
                              AS OF MARCH 27, 1997


Chase Brass & Copper Company, Inc.

Chase Brass & Copper Company Foreign Sales Corporation
 (a wholly owned subsidiary of Chase Brass & Copper Company, Inc.)

Leavitt Tube Company, Inc.

Holco Corporation
 (a wholly owned subsidiary of Leavitt Tube Company, Inc.)